Edenor

Fairness Opinion, July 30, 2021

Disclaimer

Buenos Aires Advisors S.C. (“BA ADVISORS”) has been engaged by Empresa Distribuidora y Comercializadora Norte S.A. (“EDENOR”) to prepare a valuation report (“Fairness Opinion”) to be shared with EDENOR’s Board of Directors before the Shareholders’ Meeting to be held within the context of the sale of Class A shares representing 51% of the capital stock and voting rights of EDENOR (“the Transaction”). The information contained in this report was prepared to assist EDENOR’s Board of Directors and the Fairness Opinion is not intended to include all the information that the Board of Directors may require, for which purpose the Board of Directors should make its own analysis.

As part of our financial advisory services, BA ADVISORS has prepared this valuation report for informative purposes based on public information or information provided by EDENOR, its officers or representatives. We assume that the information received from the company is true, accurate and complete in order to make the analysis and the valuations included in this report; and that there are no agreements, contracts, rights or other relevant information that have not been disclosed by the company. BA Advisors has neither made any investigation, nor has verified the accuracy or degree of integrity of the information received. The valuations on which our analysis is based are directly related to the condition and expectations on the economy, the purchasing power and the prevailing interest rates on the effective date of the valuation.

Furthermore, all public information available, including market information, stock prices, financial analysts’ reports and other information were obtained, among others, from entities and sites deemed reliable. The analysis, studies and conclusions of this report reflect our independent, impartial and professional opinion on the fair value from EDENOR’s financial point of view. They were developed, and this report has been prepared, in accordance with the valuation methods commonly used in the market.

We are professionals competent to make this analysis from a financial point of view, considering our previous expertise with similar projects and/or academic training in relevant fields.

The Company’s flow projections are made on the basis of information provided by the Company, its management and directors. The financial projections will be affected by the prevailing economic conditions and their consummation or deviation will be contingent upon uncertain future events. Thus, the actual values may significantly vary from those projected. Projections may be affected by circumstances alien to BA Advisors’ professional field of competence or control. The analysis offered in this report shall not be construed as a price guarantee.

2

Table of Contents

Background	4
Argentine Electricity Market	5
Description of the Company	6
Macro and Operating Assumptions	8 to 10
Estimate of Revenues, Costs and Capex	11 to 17
Projected Cash Flow in $ and USD	18 and 19
Discount Rate: WACC	20
Valuation by Discounted Cash Flow (DCF)	21
Sensitivity Analysis	22
Market Capitalization	23
Conclusion	24

3

Background

•	On December 28, 2020, Pampa Energía S.A. (“Pampa”) reported that it entered into a stock purchase agreement with Empresa de Energía del Cono Sur S.A. (“EDELCOS”) and Integra Capital S.A., Daniel Eduardo Vila, Mauricio Filiberti, and José Luis Manzano, pursuant to which it agreed, subject to the satisfaction of certain conditions precedent, including, without limitation, the approvals from the shareholders’ meeting of Pampa and the Ente Nacional Regulador de la Electricidad, to sell the control of Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor” or “the Company”) by the transfer of all of Edenor’s Class A shares, representing 51% of the company’s capital stock and voting rights (the “Transaction”).

•	As a result of the change of control arising from the preceding paragraph and in accordance with the provisions of Sections 87 et seq of the Capital Markets Law and Title III, Chapter II of the rules of the Argentine Securities Commission (the “CNV”), the new controlling company, EDELCOS, launched a Mandatory Tender Offer of Edenor’s Class B and Class C shares on July 29, 2021 (the “Offer”). Said Offer shall be considered by Edenor’s Board of Directors and is the reason why BA Advisors has been engaged to issue an opinion on the reasonability of the price offered in the Tender Offer (OPA, as per its Spanish acronym) from an economic and financial point of view (the “Fairness Opinion”).

4

Argentine Electricity Market

References:

OFERTA: OFFER

Generadores Térmicos: Thermal power plants

Gas natural: Natural gas

Líquido: Liquid

Uranio: Uranium

Embalses / Centrales Hidroeléctricas: Dams / Hydroelectric power plants

Renovables: Renewable Energy

Importación: Import

FÍSICO: PHYSICAL

TRANSPORTE: TRANSMISSION

DEMANDA: DEMAND

Distribuidores: Distributors

Grandes usuarios: Large users

Exportación: Export

•	Power generation in Argentina is mostly thermal, representing 62% of the matrix, followed by hydroelectric generation with 25%. By 2025, in accordance with the legal targets set, it is expected that 20% of power generation will derive from renewable sources.
•	Energy demand: 48% Residential, 27% Commercial and 25% Large Users.
•	The main market regulatory entities are the Secretariat of Energy, the ENRE, and CAMMESA.
•	The distribution of energy is a regulated activity whose tariffs were denominated in dollars before 2002. From 2002 to 2017, tariffs were frozen in pesos and there were only partial tariff increases as a recognition of the increase in costs.
•	In 2017, a Tariff Structure Review was carried out, pursuant to which new schemes were determined for certain distribution companies so as to provide a reasonable return on the assets: tariff adjustments in pesos with semi-annual adjustments based on local inflation and a structure review every five years jointly with an appropriate investment plan during such period. Since 2020, tariff increases have been suspended due to the economic crisis and the effects of the COVID-19 pandemic.
•	Each distributor provided electricity in a specific geographic area under a concession agreement: Edenor, Edesur and Edelap are the main companies and they share 45% of the electricity distribution market.
5

Description of the Company

References:
ARGENTINA
Región 1: Region 1
Región 2: Region 2
Región 3: Region 3
Buenos Aires
• Edenor is the largest electricity distribution company in Argentina in terms of customers and electricity sold. It has approximately 4,800 employees.
• The concession area comprises 20 municipalities in the northwest of Greater Buenos Aires and the northwest area of the Autonomous City of Buenos Aires, representing an area of 4,637 square kilometers and a population of approximately 9 million inhabitants:

Region	1	2	3
Area (Km2)	251	1,761	2,625
Customers (in thousands)	1,210	1,007	936
% total	38%	32%	30%

•	The Concession was granted for 95 years with a residual life of 66 years, and with the possibility of extending it for 10 additional years. The ENRE is the regulatory entity of electricity distribution companies.
•	It supplies electricity through a system composed of 79 HV/HV, HV/HV/MV, HV/MV and HV/MV transformer substations and interconnections with HV customers, representing 19,199 MVA of installed capacity and 1,538 kilometers of 220 kV, 132 kV and 27.5 kV high voltage networks. The MV/LV and MV/MV distribution system comprises 18,607 transformers, representing 9,078 MVA of installed capacity, 11,687 kilometers of 33 and 13.2 kV medium voltage lines and 27,636 kilometers of 380/220 V low voltage lines.
•	It is listed on the Buenos Aires Stock Exchange and the NYSE under the ticker EDN.

Source: the Company.

6

Evolution of Edenor’s Energy Sales (Volume)

References:

Evolución Volumen de Edenor GWh Vs. PBI: Evolution Edenor Volume GWh v. GDP

PBI: GDP

Ventas de Edenor GWh: Edenor’s sales GWh

Fuente: Focus Economics (PBI) / Edenor: Volúmenes de GWh: Source: Focus Economics (GDP) / Edenor: GWh Volumes

•        The variation in the volume of Edenor’s energy sales shows lower volatility compared to GDP variations, however, in normal years, they show certain correlation.

•        Nevertheless, during 2020 as a consequence of the pandemic and the lockdown, GDP experienced a significant fall while consumption of energy recorded a slight increase due to higher residential consumption, which largely offset the fall in demand of commercial and industrial customers.

•        The year 2021 continues to show an increase in residential demand, and a recovery in demand from large consumers is being seen.

•        For the following years, a slight growth in residential demand and a higher recovery in demand from commercial and medium-sized customers are expected, reaching pre-pandemic levels.

7

Argentine Macroeconomic Assumptions

•	Focus Economics prepares a consensus of the main banks, macroeconomic studies and consultancy companies that make economic projections of Argentina. 50 institutions take part in such consensus.

•	The market estimates that inflation and the official exchange rate will vary fairly evenly in the following years. The average variation of inflation for the next 5 years amounts to 34% per annum versus an average variation of the official dollar of 30% per annum for the same period, reflecting a slight currency appreciation.
MACRO ASSUMPTIONS	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P
GDP variation	-2.1%	-9.9%	6.3%	2.5%	2.5%	2.4%	2.4%
Annual inflation (CPI eop)	53.8%	36.1%	48.4%	40.7%	33.5%	27.3%	21.2%
Exchange rate (Official aop)	48.2%	70.6%	97.3%	135.2%	181.5%	230.1%	279.8%
% of annual variation	71.8%	46.5%	37.7%	39.0%	34.3%	26.7%	21.6%
Exchange rate (Official eop)	59.9%	84.1%	112.2%	157.8%	205.2%	254.9%	304.6%
% of annual variation	59.0%	40.4%	33.5%	40.6%	30.0%	24.2%	19.5%

References:

Inflación anual (IPC): Annual inflation (CPI) -

Real: Actual - Proyectado: Projected

Variación PBI anual: Annual GDP variation

8

Operating Assumptions: Customers and Demand

CUSTOMERS	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Small demands (T1)	3,080,219	3,113,302	3,144,435	3,175,879	3,207,638	3,239,715	3,272,112	3,304,833
% of change	2.7%	1.1%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%
Medium demand (T2)	31,077	31,012	31,012	31,012	31,012	31,012	31,012	31,012
% of change	-3.2%	-0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Large demands (T3)	6,830	6,860	6,860	6,860	6,860	6,860	6,860	6,860
% of change	-0.4%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other: Shantytowns/Wheeling system	1,153	1,169	1,169	1,169	1,169	1,169	1,169	1,169
% of change	-0.2%	1.4%	0.0%	0.0%	0.0%	00%	0.0%	0.0%
TOTAL CUSTOMERS	3,119,279	3,152,343	3,183,476	3,214,920	3,246,679	3,278,756	3,311,153	3,343,874
% of change	2.6%	1.1%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%

A 1% increase in customers is expected, in line with the population growth.

ENERGY SALES (GWh)	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Small demands (T1)	10,778	11,600	12,180	12,302	12,425	12,549	12,850	13,146
% of change	-6.1%	7.6%	5.0%	1.0%	1.0%	1.0%	2.4%	2.3%
Medium demand (T2)	1,549	1,341	1,301	1,347	1,395	1,444	1,496	1,549
% of change	-7.1%	-13.4%	-3.0%	3.6%	3.6%	3.6%	3.6%	3.6%
Large demands (T3)	3,503	3,210	3,338	3,422	3,507	3,592	3,678	3,762
% of change	-3.9%	-8.4%	4.0%	2.5%	2.5%	2.4%	2.4%	2.3%
Other: Shantytowns/Wheeling system	4,144	4,028	4,431	4,542	4,655	4,767	4,881	4,994
% of change	-5.3%	-2.8%	10.0%	2.5%	2.5%	2.4%	2.4%	2.3%
Total energy sale GWh	19,974	20,179	21,250	21,612	21,982	22,352	22,905	23,451
% of change	-5.7%	1.0%	5.3%	1.7%	1.7%	1.7%	2.5%	2.4%

Residential demand (T1) is expected to grow at the rate of growth of customers for the next 3 years and then at GDP. For medium-sized customers (T2), we expect that they will recover to pre-pandemic levels in the next years. For large demands (T3), they are expected to grow in line with GDP.

9

Operating Assumptions: Energy Losses

References:

Pérdidas de Energía históricas y proyectadas: Historical and projected energy losses

Pérdidas de energía (real): Energy losses (actual)

Pérdidas de energía (proyectadas): Energy losses (projected)

•	A reduction in the level of energy losses is expected as a result of the end of the pandemic and the normalization of the economy, as well as a result of the special measures taken by the company to reduce them.

•	Losses recognized in tariffs by the regulatory entity are expected to remain at levels similar to those of the last years: ranging from 9.0% to 9.3% of total energy consumption.
10

Estimate of Revenues: Tariff Scheme

CPD Increase Year 2022	50%	Additional to the inflation for the year. Increase due to the accumulated delayed tariff adjustment.

The 20.9% increase granted was allocated to 8 months in 2021 (13.9%) and 4 months in 2022 (7%).

ASSUMPTIONS	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Annual inflation (CPI eop)	53.8%	36.1%	48.4%	40.7%	33.5%	27.3%	21.2%	20.0%
CPD increase (Remuneration)	0.0%	0.0%	13.9%	97.7%	33.5%	27.3%	21.2%	20.0%
GWh value increase	N/A	14.2%	9.6%	40.7%	33.5%	27.3%	21.2%	20.0%
Customers’ increase	2.6%	1.1%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%
Demand increase (GWh)	-5.7%	1.0%	5.3%	1.7%	1.7%	1.7%	2.5%	2.4%

•	The ENRE by means of Resolution No. 107/2021 within the transitional tariff scheme authorized to apply an adjustment of 9% on the final tariff of users, implying an increase of Own Distribution Costs (CPD, as per its Spanish acronym) of 20.9% effective May 1, 2021. Therefore, an increase of 13.9% was estimated during the year 2021 and the remaining (7%) for the year 2022.
•	However, in spite of this increase, there is still a significant delay in tariffs. In this sense, Edenor has been requesting to the ENRE a CPD adjustment as set forth in Annex XV of its resolution No. 63/2017 for the different periods in which the tariff was not adjusted (since January 2019). The company estimates that even after the increase recently granted, the pending increase to be applied on CPD should be at least 120% as of December 2021.
•	In our projection, we conservatively estimate only a CPD increase of 50% above inflation as from 2022 (v. the pending 120%). This increase would imply a raise in the final tariff of users of only 21% in actual terms.
•	In turn, to compensate for the lower increase received and due to the delays in the tariff adjustments, we assume that all outstanding debts with CAMMESA are offset/discharged, with Edenor remaining only with current debts for the purchase of energy, and maintaining the pre-existing payment terms.
11

Estimate of Revenues: Mix Evolution

BREAKDOWN OF ENERGY SALES ($)	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Small Demands: Residential and Public Lighting (T1)	41,429	50,967	59,204	96,873	130,619	167,940	208,429	255,867
Average Value GWh	3.8	4.4	4.9	7.9	10.5	13.4	16.2	19.5
% of change		14.3%	10.6%	62.0%	33.5%	27.3%	21.2%	20.0%
Medium Demand: Commercial and Industrial (T2)	9,087	8,876	9,857	16,537	22,861	30,137	37,824	47,003
Average Value GWh	5.9	6.6	7.6	12.3	16.4	20.9	25.3	30.3
% of change		12.8%	14.5%	62.0%	33.5%	27.3%	21.2%	20.0%
Large Demands (T3)	16,136	16,167	19,575	32,505	44,479	57,981	71,959	88,337
Average Value GWh	4.6	5.0	5.9	9.5	12.7	16.1	19.6	23.5
% of change		9.3%	16.4%	62.0%	33.5%	27.3%	21.2%	20.0%
Other: Shantytowns / Wheeling System	2,181	3,003	3,501	5,813	7,955	10,370	12,870	15,799
Average Value GWh	0.5	0.7	0.8	1.3	1.7	2.2	2.6	3.2
% of change		41.6%	6.0%	62.0%	33.5%	27.3%	21.2%	20.0%
TOTAL ENERGY SALES ($)	68,833	79,012	92,137	151,728	205,914	266,428	331,082	407,006
% of change		14.8%	16.6%	64.7%	35.7%	29.4%	24.3%	22.9%

ENERGY SALES MIX (%)
Small Demands: Residential and Public Lighting (T1)	60.2%	64.5%	64.3%	63.8%	63.4%	63.0%	63.0%	62.9%
Medium Demand: Commercial and Industrial (T1)	13.2%	11.2%	10.7%	10.9%	11.1%	11.3%	11.4%	11.5%
Large Demands (T3)	23.4%	20.5%	21.2%	21.4%	21.6%	21.8%	21.7%	21.7%
Other: Shantytowns / Wheeling System	3.2%	3.8%	3.8%	3.8%	3.9%	3.9%	3.9%	3.9%

BREAKDOWN OF SALES OTHER SERVICES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Rights of use of poles	218	273	546	899	1,220	1,579	1,962	2,412
% of change		25.2%	100%	65%	36%	29%	24%	23%
Connection and reconnection charges	67	34	50	82	112	145	180	221
% of change		-49%	46%	65%	36%	29%	24%	23%
TOTAL SALES OTHER SERVICES	285	307	596	981	1,332	1,723	2,142	2,633
% of change		7.7%	94.0%	64.7%	35.7%	29.4%	24.3%	22.9%

12

Estimate of Direct Distribution Costs

	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Energy purchases (GWh)	24,960	25,124	26,235	26,356	26,645	26,930	27,431	27,917
% of change		0.7%	4.4%	0.5%	1.1%	1.1%	1.9%	1.8%
Average cost GWh	1.76	2.01	2.20	3.09	4.13	5.26	6.37	7.65
% of change		14.2%	9.6%	40.7%	33.5%	27.3%	21.2%	20.0%
COST OF ENERGY PURCHASES	43,834	50,386	57,678	81,529	110,034	141,571	174,778	213,451
% of Energy sales	63.7%	63.8%	62.6%	53.4%	53.1%	52.8%	52.5%	52.1%

TRANSMISSION AND DISTRIBUTION EXPENSES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Salaries, social security taxes and pension plans	5,039	7,030	9,491	14,126	18,859	24,007	29,097	34,916
% of change		39.5%	35.0%	48.8%	33.5%	27.3%	21.2%	20.0%
Fees and remuneration for services	2,147	3,658	3,570	5,766	7,619	9,591	11,588	13,960
% of change		70.4%	-2.4%	61.5%	32.1%	25.9%	20.8%	20.5%
% of energy sales	3.1%	4.6%	3.9%	3.8%	3.7%	3.6%	3.5%	3.4%
Supplies consumption	1,242	1,633	1,784	2,937	3,986	5,158	6,409	7,879
% of energy sales	1.8%	2.1%	1.9%	1.9%	1.9%	1.9%	1.9%	1.9%
ENRE penalties	1,108	287	921	1,517	2,059	2,664	3,311	4,070
% of energy sales	1.6%	0.4%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%
Other	64	190	154	253	344	445	552	679
% of energy sales	0.1%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%
TOTAL TRANSMISSION AND DISTRIBUTION EXPENSES	9,600	12,800	15,920	24,600	32,866	41,865	50,957	61,505
% of change		33.3%	24.4%	54.5%	33.6%	27.4%	21.7%	20.7%
% of sales	13.9%	16.1%	17.2%	16.1%	15.9%	15.6%	15.3%	15.0%

•	A reduction in the cost of energy purchases as a percentage of revenues is projected as a result of the tariff increase of CPD above inflation (year 2022) and due to lower estimated energy losses.

•	Fees for services, supplies consumption, ENRE penalties as well as other expenses are estimated as a percentage of sales.
13

Estimate of Selling Expenses

SELLING EXPENSES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Salaries, social security taxes and pension plans	828	1,166	1,575	2,344	3,129	3,983	4,827	5,793
% of change		40.8%	35.0%	48.8%	33.5%	27.3%	21.2%	20.0%
Allowance for impairment of trade and other receivables	1,041	3,638	4,173	6,108	6,217	5,363	4,998	6,145
% of change		250%	15%	46%	2%	-14%	-7%	23%
% of sales	1.5%	4.6%	4.5%	4.0%	3.0%	2.0%	1.5%	1.5%
Fees and remuneration for services	1,276	1,914	1,975	3,054	4,145	5,363	6,664	8,193
% of change		50.0%	3.2%	54.6%	35.7%	29.4%	24.3%	22.9%
% of sales	1.8%	2.4%	2.1%	2.0%	2.0%	2.0%	2.0%	2.0%
ENRE penalties	1,020	317	921	1,517	2,059	2,664	3,311	4,070
% of energy sales	1.5%	0.4%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%
Taxes and charges	710	1,264	1,215	2,000	2,715	3,513	4,365	5,366
% of sales	1.0%	1.6%	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%
Other	333	412	464	764	1,037	1,342	1,667	2,050
% of sales	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%
TOTAL SELLING EXPENSES	5,207	8,713	10,323	15,788	19,302	22,228	25,834	31,616
% of change		67.3%	18.5%	52.9%	22.3%	15.2%	16.2%	22.4%
% of sales	7.5%	11.0%	11.1%	10.3%	9.3%	8.3%	7.8%	7.7%

•	Selling expenses decreased as a % of sales mainly due to the normalization of account receivables (uncollectible) to historical levels and the tariff increase. It should be taken into account that delinquency rose sharply as a result of the crisis originated in the pandemic, worsened by the prohibition to suspend the provision of services to certain users since March 2020. The projected macroeconomic scenario contemplates a recovery in economy and it is expected that such prohibition will be eliminated in the future.

•	Fees and remuneration for services, as well as ENRE penalties, taxes, charges and other expenses are estimated as a percentage of the Company’s revenues.
14

Estimate of Administrative Expenses and Salaries

ADMINISTRATIVE EXPENSES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Salaries, social security taxes and pension plans	1,058	2,060	2,782	4,140	5,527	7,036	8,528	10,233
% of change		94.8%	35.0%	48.8%	33.5%	27.3%	21.2%	20.0%
Fees and remuneration for services	1,136	1,389	1,574	2,592	3,517	4,551	5,656	6,953
% of change		22.3%	13.3%	64.7%	35.7%	29.4%	24.3%	22.9%
% of sales	1.6%	1.8%	1.7%	1.7%	1.7%	1.7%	1.7%	1.7%
Other	325	466	491	808	1,097	1,419	1,763	2,167
% of sales	0.5%	0.6%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%
TOTAL ADMINISTRATIVE EXPENSES	2,519	3,916	4,846	7,540	10,141	13,006	15,946	19,353
% of change		55.5%	23.8%	55.6%	34.5%	28.2%	22.6%	21.4%
% of sales	3.6%	4.9%	5.2%	4.9%	4.9%	4.9%	4.8%	4.7%

•	Fees and remuneration for services as well as other expenses are considered as a percentage of sales.

		In 2022 they are adjusted by 1.2x inflation. Since then, they move according to inflation.
EVOLUTION OF SALARIES + SOCIAL SECURITY TAXES + PENSION PLANS	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Total payroll	4,955	4,946	4,946	4,946	4,946	4,946	4,946	4,946
Salaries, social security taxes and pension plans	6,925	10,257	13,847	20,610	27,515	35,026	42,452	50,942
% of change		48.1%	35.0%	48.8%	33.5%	27.3%	21.2%	20.0%
Average salary	1.40	2.07	2.80	4.17	5.56	7.08	8.58	10.30
% of change		48.4%	35.0%	48.8%	33.5%	27.3%	21.2%	20.0%

•	It is projected that payroll will remain stable throughout the projection. In turn, it is estimated that during the year the CPD adjustment is made as a result of the delayed tariff adjustments (2022), salaries will be adjusted above inflation (1.2 times the expected inflation for that year), thus improving the purchasing power of the company’s personnel.
15

Estimate of Other Operating Income (Expense)

OTHER OPERATING INCOME	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Income from customer surcharges + commissions	983	1,543	1,369	2,254	3,060	3,959	4,919	6,047
% of change		56.9%	-11.3%	64.7%	35,7%	29.4%	24.3%	22.9%
% of revenues	1.4%	1.9%	1.5%	1.5%	1.5%	1.5%	1.5%	1.5%
Services provided to third parties and other income	351	371	433	713	968	1,253	1,557	1,914
% of change		5.5%	16.9%	64.7%	35.7%	29.4%	24.3%	22.9%
% of revenues	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%
Revenues Framework Agreement			1,500	1,600
TOTAL OTHER OPERATING INCOME	1,335	1,914	3,302	4,568	4,028	5,211	6,476	7,961
% of change		43.4%	72.6%	38.3%	-11.8%	29.4%	24.3%	22.9%
% of revenues	1.9%	2.4%	3.6%	3.0%	1.9%	1.9%	1.9%	1.9%

Revenues from the Framework Agreement are included pursuant to the agreement executed in December 2020, which revenues are released as long as the ENRE certifies the works committed in such plan. Said works are aimed at increasing the number of users in the network of vulnerable neighborhoods in accordance with the commitment assumed by the Executive Branch, which impacts on the collection of services.

OTHER OPERATING EXPENSES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Debit and credit tax	609	711	825	1,358	1,843	2,384	2,963	3,642
% of change		16.8%	15.9%	64.7%	35,.7%	29.4%	24.3%	22.9%
% of revenues	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%	0.9%
Provision for contingencies	1,051	594	1,052	1,732	2,351	3,042	3,780	4,647
% of change		-43.5%	77.1%	64.7%	35.7%	29.4%	24.3%	22.9%
% of revenues	1.5%	0.7%	1.1%	1.1%	1.1%	1.1%	1.1%	1.1%
Severance paid, gratifications for services and other	304	473	481	792	1,074	1,390	1,727	2,123
% of change		55.5%	1.6%	64.7%	35.7%	29.4%	24.3%	22.9%
% of revenues	0.4%	0.6%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%
TOTAL OTHER OPERATING EXPENSES	1,964	1,779	2,357	3,882	5,268	6,816	8,470	10,413
% of change		-9.4%	32.5%	64.7%	35.7%	29.4%	24.3%	22.9%
% of revenues	2.8%	2.2%	2.5%	2.5%	2.5%	2.5%	2.5%	2.5%
16

Estimate of Capex and Working Capital

	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
TOTAL CAPEX FOR THE YEAR	8,006	9,324	13,133	23,657	29,952	35,662	41,966	48,680
% of revenues	11.6%	11.8%	14.2%	15.5%	14.5%	13.3%	12.6%	11.9%
CAPEX for the year in USD	166	132	135	175	165	155	150	145

•	For the period 2022-2026, investments ranging from USD 175 to USD 145 million per annum are projected, which are consistent with the estimated tariff adjustment scenario, and would allow to maintain the quality levels of services.

WORKING CAPITAL VARIATION	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Trade receivables	12,460	14,151	16,514	27,195	36,907	47,753	59,341	72,949
In days of Total Sales	66	65	65	65	65	65	65	65
Other receivables	290	624	559	921	1,250	1,617	2,009	2,470
In days of Total Sales	1.5	2.9	2	2	2	2	2	2
Inventories	1,927	1,873	2,387	3,932	5,336	6,904	8,579	10,547
In days of Total Sales	10	9	9	9	9	9	9	9

Trade payables	12,701	14,560	17,022	28,061	38,083	49,274	61,232	75,273
In days of Total Sales	67	67	67	67	67	67	67	67
Salaries, social security taxes and pension plans	2,458	3,818	3,881	6,391	8,673	11,222	13,945	17,143
In days of Total Sales	13	18	15	15	15	15	15	15
Other payables	3,602	3,036	4,191	6,902	9,366	12,119	15,060	18,513
In days of Total Sales	19	14	16	16	16	16	16	16
Tax liabilities	3,744	1,793	2,096	3,452	4,685	6,062	7,522	9.26
In days of Total Sales	20	8	8	8	8	8	8	8
Working capital	(7,828)	(6,559)	(7,730)	(12,758)	(17,315)	(22,403)	(27,840)	(34,224)
Changes in working capital	(1,269)		1,171	5,029	4,556	5,088	5.437	6,384

It is assumed that in the tariff negotiation all overdue debt with CAMMESA is eliminated and trade payables are maintained at historical levels.

For purposes of calculating the changes in working capital, overdue debts with CAMMESA were eliminated.

17

Projected Cash Flows in Pesos

In millions of Argentine pesos

REVENUES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Energy sales	68,833	79,012	92,137	151,728	205,914	266,428	331,082	407,006
Other services	285	307	596	981	1,332	1,723	2,142	2,633
TOTAL REVENUES	69,118	79,319	92,733	152,710	207,246	268,151	333,224	409,639
% of change		14.8%	16.9%	64.7%	35.7%	29.4%	24.3%	22.9%

Energy purchases	43,834	50,386	57,678	81,529	110,034	141,571	174,778	213,451
Transmission and distribution expenses	9,600	12,800	15,920	24,600	32,866	41,865	50,957	61,505
TOTAL DIRECT COSTS	53,434	63,186	73,598	106,129	142,901	183,436	225,735	274,955
% of change		18.2%	16.5%	44.2%	34.6%	28.4%	23.1%	21.8%
GROSS MARGIN	15,684	16,133	19,135	46,580	64,345	84,715	107,489	134,683
% of sales	22.7%	20.3%	20.6%	30.5%	31.6%	31.6%	32.3%	32.9%
% of change		2.9%	18.6%	143.4%	38.1%	31.7%	26.9%	25.3%

SELLING EXPENSES	5,207	8,713	10,323	15,788	19,302	22,228	25,834	31,616
ADMINISTRATIVE EXPENSES	2,519	3,916	4,846	7,540	10,141	13,006	15,946	19,353
OTHER OPERATING INCOME	1,335	1,914	3,302	4,568	4,028	5,211	6,476	7,961
OTHER OPERATING EXPENSES	1,964	1,779	2,357	3,882	5,268	6,816	8,470	10,413

EBITDA	7,328	3,640	4,911	23,938	33,662	47,876	63,714	81,262
% of sales	10.6%	4.6%	5.3%	15.7%	16.2%	17.9%	19.1%	19.8%

Income tax	0	3,757	5,392	8,388	11,933	17,880
CAPEX/Investments	13,133	23,657	29,952	35,662	41,966	48,680
Variation of working capital	1,171	5,029	4,556	5,088	5,437	6,384

Free Cash Flow	-7,051	1,554	2,874	8,914	15,253	21,086
% of change			84,9%	210,2%	71,1%	38,2%

18

Projected Cash Flows in USD

In millions of US dollars

REVENUES	2019 A	2020 A	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
Energy sales	1,427	1,119	947	1,122	1,134	1,158	1,183	1,212
Other services	6	4	6	7	7	7	8	8
TOTAL REVENUES	1,433	1,123	953	1,130	1,142	1,165	1,191	1,220
% of change		-21.6%	-15.1%	18.5%	1.1%	2.1%	2.2%	2.4%

Energy purchases	909	713	593	603	606	615	625	636
Transmission and distribution expenses	199	181	164	182	181	182	182	183
TOTAL DIRECT COSTS	1,108	894	757	785	787	797	807	819
% of change		-19.3%	-15.4%	3.8%	0.3%	1.3%	1.2%	1.5%
GROSS MARGIN	325	228	197	345	354	368	384	401
% of sales	22.7%	20.3%	20.6&	30.5%	31.0%	31.6%	32.3%	32.9%

SELLING EXPENSES	108	123	106	117	106	97	92	94
ADMINISTRATIVE EXPENSES	52	55	50	56	56	57	57	58
OTHER OPERATING INCOME	28	27	34	34	22	23	23	24
OTHER OPERATING EXPENSES	4	125	24	29	29	30	30	31

EBITDA	152	52	50	177	185	208	228	242
% of sales	10.6%	4.6%	5.3%	15.7%	16.2%	17.9%	19.1%	19.8%

Income tax	0	28	30	36	43	53
CAPEX/Investments	135	175	165	155	150	145
Variation of working capital	12	37	25	22	19	19

Free Cash Flow	-72	11	16	39	55	63
% of change			37.7%	144.7%	40.7%	15.2%

19

Calculation of Discount Rate (WACC)

WACC (Weighted Average Cost of Capital)
Risk-free rate USA (10-year bonds)	1.26%
Country risk Argentina (EMBI average last 6 months)	15.45%
Beta of the Company (Bloomberg)	1.08
Equity Premium / S&P 500 v. T. Bonds (NYU-Damodaran: 1928-2020)	4.84%
Equity Cost	21.9%
Estimated cost of new debt Edenor	18.5%
Income tax rate	35.0%
Cost of debt after tax	12.0%
Debt over Total Capitalization (company historical levels)	25.0%
Equity over Total Capitalization	75.0%
WACC (Weighted Average Cost of Capital)*	19.5%

* It weights Cost of Equity and Cost of Debt by their share in Total Capitalization.

Source: Damodaran/New York University website.

20

Valuation of Discounted Cash Flow (DCF)

DISCOUNTED CASH FLOW (MM’s USD)	2021 E	2022 P	2023 P	2024 P	2025 P	2026 P
TOTAL REVENUES	953	1,130	1,142	1,165	1,191	1,220
% of change	-15.1%	18.5%	1.1%	2.1%	2.2%	2.4%
EBITDA	50	177	185	208	228	242
% of sales	5.3%	15.7%	16.2%	17.9%	19.1%	19.8%
Income tax	0	28	30	36	43	53
Variation of working capital	12	37	25	22	19	19
CAPEX/Investments	135	175	165	155	150	145
Free Cash Flow (FCF)	-72.5	11.5	15.8	38.7	54.5	62.8

Terminal Value (TV)						381.6

- Perpetuity calculated at a growth rate of 3.0%

Half of the flow is taken and discounted for 6 months.

FCF + TV	-36.2	11.5	15.8	38.7	54.5	444.4
Discount factor	0.91	0.77	0.64	0.54	0.45	0.38
FCF + discounted TV	(33.2)	8.8	10.1	20.8	24.5	167.1

Enterprise value (millions of USD)	198.2
Enterprise value / EBITDA Year 2021	3.9x
Enterprise value / EBITDA Year 2022	1.1x

Financial debt (March 2021)	111.8	It includes corporate notes, finance leases and customer deposits of LP.
Cash and investments (March 2021)	102.5	It includes Cash and banks, government bonds and mutual funds.
Net Financial Debt	9.3

Value Capital Stock / Equity	188.9

21

Value

Valuation Sensitivity

	WACC
Perpetuity Growth	18.0%	18.5	19.0%	19.5%	20.0%	20.5%	21.0%
2.0%	207.6	197.8	188.6	180.0	171.9	164.3	157.1
3.0%	218.1	207.5	197.5	188.9	179.5	171.3	163.6
4.0%	230.2	218.5	207.6	197.4	187.9	179.1	170.7

The two variables that usually have the greatest impact on company valuations were sensitized: the discount rate (WACC) and the growth rate of future cash flows (perpetuity).

The sensitivity analysis shows that Edenor's equity value is between USD 170 million and USD 210 million, with an average value of USD 190 million.

In accordance with CNV regulations in force, the exchange rate to be applied must be the selling exchange rate of the U.S. dollar bill of Banco Nación, as of the close of business on the business day immediately preceding the calculation date, i.e., the exchange rate of $ 101.75. When applying such exchange rate, the valuation range in pesos of Edenor's equity is between $ 17,297 million and $ 21,367 million. Since Edenor's capital stock consists of 906,455,100 shares, such valuation range is between $ 19.08 and $ 23.57 per share.

Given the high level of uncertainty regarding the tariff scheme, we have not made a sensitivity analysis with respect to the tariff scheme and associated investments. Any deviation from the assumptions used in this valuation would imply a significant impact on the result of this work.

22

Market Capitalization

EDN’s equity value as per its listed price is between USD178 and USD198 million depending on the analysis period.

23

Conclusion

•	This chart summarizes the analysis and valuation made.

References:

Rango de valuación – Valor del 100% del Capital en MM A$: Valuation range – Value of 100% of Equity in MM A$

Flujo de fondos descontados: Discounted cash flow

Valor x acción: Value per share

•	Based on the statements made in this report and on the regulations in force, we conclude that the price offered by EDELCOS of $ 29.34 for Class B shares and Class C shares in the Offer dated July 29, 2021 to the minority shareholders is reasonable from an economic and financial point of view, representing a fair market value of Edenor's shares.

/s/	/s/
Eduardo S. Biocca	Alan M. Glass
Partner	Partner
BA Advisors	BA Advisors

24